                                                                    Exhibit 99.1

FOR MORE INFORMATION, CONTACT:
Chris Sternberg                                 Karen Sherman
Vice President, Office of the Chairman          Vice President, Public Relations
502-261-4934                                    502-261-4987

FOR IMMEDIATE RELEASE

                 PAPA JOHN'S ANNOUNCES MANAGEMENT RESTRUCTURING

      REVISED GUIDANCE PROVIDED ON 4Q 2000 SPECIAL CHARGE AND 2001 EARNINGS

Louisville, Kentucky (February 7, 2001) - Papa John's International (Nasdaq:
PZZA) today announced a restructuring of its management team and that Dru Milby, its Senior Vice President, Chief Financial Officer and Treasurer, is leaving the company.

"We appreciate Dru's service to the company over the last 10 years and wish her the best," said John Schnatter, Papa John's Founder and Chief Executive Officer.

The company also announced that the special charge that the company will take in its fourth quarter ended December 31, 2000, principally under Statement of Financial

Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," will now approximate $22 to $28 million, exceeding the company's previously announced estimate of $10 to $14 million. The final amount and details of the special charge will be included in the company's fourth quarter earnings release scheduled for February 27, 2001.

Following a meeting of its Board of Directors today, the company announced its realignment into four key groups - Operations, Administration, Development and Resource/Support, each reporting to CEO John Schnatter.

OPERATIONS. Robert Wadell has been named Chief Operating Officer. Wadell has been with Papa John's since 1990, serving as President of the company's wholly-owned commissary and distribution subsidiary, PJ Food Service, since 1995. Wadell will continue as President of PJ Food Service, while also assuming responsibility for Corporate Restaurant Operations and Support Services. Mike Cortino will continue as Senior Vice President, Corporate Operations, leading seven regional Operations Vice Presidents responsible for 600+ company-owned restaurants.

"Under Robert's leadership, PJ Food Service has developed the best dough production, quality control and distribution network in the business," said Schnatter. "We think it makes sense for Robert to apply many of the same disciplines to our restaurants, and other production and operating aspects of our business, which have made PJ Food Service successful."

ADMINISTRATION. Julie Larner has been named Senior Vice President and Chief Administrative Officer, responsible for Finance, Information Systems and Office Services. Larner has been with Papa John's since 1992, serving as PJ Food Service Controller from 1992 to 1997 and its Vice President of Finance and Administration since 1998. David Flanery will continue as Vice President of Finance and Principal Accounting Officer, leading Financial Planning and Analysis, Financial Reporting, Treasury and Tax.

DEVELOPMENT. Chuck Schnatter, Senior Vice President and General Counsel, has been appointed Chief Development Officer, responsible for Legal, Restaurant Development, International Operations and Franchise Sales. Schnatter has been with Papa John's since 1991, serving as General Counsel and Secretary since 1991 and Senior Vice President since 1993. Barry Barron, Senior Vice President of International Operations, has left the company to join a financial services company; his responsibilities are being assumed by other members of the International team.

RESOURCE/SUPPORT. Mary Ann Palmer has been named Senior Vice President and Chief Resource Officer, responsible for Franchise Operations and Business Consulting, Education and Training, Human Resources, Field Marketing and Internal Communications. Palmer joined Papa John's in 1996 as Senior Counsel, serving as Vice

President, Education and Training from 1997 to 1999 and Vice President, People, since 1999.

Syl Sosnowski, who has been with Papa John's since 1995, will continue as Vice President of Marketing, reporting to CEO John Schnatter. Vice President positions in the areas of Marketing and Sales, Marketing and Operation Services, and Information Systems have been eliminated as part of the restructuring.

"More than ever, we have to stay focused on the basics of our business, and run it lean and mean, to make gains in this very competitive marketplace," said John Schnatter. "We believe this streamlined management structure allows us to better serve our restaurants and franchisees and positions our system for continued success."

The company also announced that it expects 2001 earnings in the range of $1.85 to $2.15 per share (before the impact of any share repurchases during 2001). Additional guidance for 2001 will be provided with the company's fourth quarter earnings release, and the company intends to narrow its projected 2001 earnings range as warranted as the year proceeds.

Headquartered in Louisville, Kentucky, as of January 31, 2001, Papa John's had 2,613 restaurants (630 company-owned and 1,983 franchised) operating in 49 states and 10 international markets. Papa John's also owns or operates an additional 205 Perfect Pizza restaurants (2 company-owned and 203 franchised) in the United Kingdom. For more information about the company, please visit WWW.PAPAJOHNS.COM.

This information contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect management's expectations based upon currently available information and data; however, actual results are subject to future events and uncertainties, which could cause actual results to materially differ from those projected in these statements. Factors that can cause actual results to materially differ include: increased advertising, promotions and discounting by competitors which may adversely affect sales; the uncertainties associated with litigation, including additional unforeseen costs, expenses or damages which may be incurred with respect to the pending litigation with Pizza Hut, Inc.; the ability of the Company and its franchisees to open new restaurants and operate new and existing restaurants profitably; increases in food, labor, employee benefits and similar costs; economic and political conditions in the countries in which the Company or its franchisees operate; and new product and concept development by food industry competitors. Further information regarding factors that could affect the Company's financial and other results is included in the Company's Forms 10-Q and 10-K, filed with the Securities and Exchange Commission.